Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

LEGAL ADMINISTRATION SERVICES AGREEMENT

This Legal Administration Services Agreement (this “Agreement”), dated as of November 1, 2024, is between Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the state of Ohio (“Ultimus”), and the trusts listed on Schedule A attached hereto (as amended from time to time) (collectively, the “Trusts” and each a “Trust”).

Background

The Trusts are open-end management investment companies, each registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and they desire that Ultimus perform certain services for each of their current and future series (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.Retention of Ultimus

The Trusts hereby engage Ultimus, and Ultimus hereby accepts such engagement, to act as the service provider on behalf of each Fund for the services set forth in Schedule B. Ultimus shall provide the Schedule B services beginning on January 1, 2025.

2.Allocation of Charges and Expenses

2.1.Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of a Trust who are affiliated persons of Ultimus, except when such person is serving as a Trust’s chief compliance officer.

2.2.Each Trust, on behalf of its Funds, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and redeeming shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Trust.

3.Compensation

3.1.Each Trust, on behalf of its Funds, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached hereto (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

3.2.If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3.In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.In the event that any fees are disputed, the Trusts shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which they are disputing in good faith. Payment for such disputed fees shall be due on or before the thirtieth (30th) business day after the day on which Ultimus provides the Trusts documentation reasonably satisfactory to the Trust that reasonably supports the disputed charges.

4.Reimbursement of Expenses

In addition to paying Ultimus the fees described in the Fee Letter, each Trust, on behalf of its Funds, agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.Reasonable freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

4.3.The reasonable cost of electronic or other methods of storing records and materials;

4.4.All reasonable fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services not described herein requested by the Trust; and

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4.5.Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes.

5.Maintenance of Books and Records; Record Retention

5.1.Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.Ownership of Records

A.Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.Ultimus agrees to provide the Client Records to the Trust or a Fund, at the expense of the Trust or Fund, upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3.Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek, at the expense of the Trust or Fund, an appropriate protective order.

6.Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus gives the Trust at least 90 days' prior written notice of such subcontracting arrangement, and such subcontracting arrangement does not impair the type, quality, nature, or provision of services under this Agreement in any material respect. Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

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7.Effective Date

7.1.This Agreement shall become effective as of the date first above written with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

8.Term

8.1.Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, until January 1, 2029 (the “Initial Term”).

8.2.Renewal Terms. Immediately following the Initial Term, this Agreement shall automatically renew for successive two-year periods (a “Renewal Term”).

8.3.Termination. A party may terminate this Agreement under the following circumstances.

A.Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(5)if Ultimus assigns all its rights and interests in this Agreement to a purchaser of substantially all of its business without the specific written consent of each Trust, then this Agreement may be terminated by the Trusts and such termination shall be deemed “good cause”;

(6)if the Board approves liquidation of a Fund, this Agreement may be terminated with respect to such Fund only, and such termination shall be deemed to be for “good cause”; provided that this Agreement remains in full force and effect with

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respect to all non-liquidating Funds; the only exception being if the liquidating Fund is the last or only Fund in the Trust, in which event this Agreement shall be terminated in its entirety upon liquidation of that sole remaining Fund and such termination shall be deemed to be for “good cause”.

B.Out-of-Scope Termination. If the Trust or Fund demands services that are beyond the scope of this Agreement and/or a Fund’s investment strategy, structure, holdings, or other aspects of a Fund’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of- Scope Services”), and the parties cannot agree on appropriate terms relating to such Out- of-Scope Services, Ultimus may terminate this Agreement upon not less than 270 days’ prior written notice.

C.End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 270 days prior to the end of the Initial Term or then-current Renewal Term.

D.Early Termination. Any termination of this Agreement in whole or in part other than termination under Section 8.3.A-C is deemed an “Early Termination.” The Trust or Fund(s) effecting such Early Termination shall be subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of this Agreement.

E.Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 60 calendar days of the final billing of services.

8.4.No Waiver. Failure by any party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.Additional Funds or Classes of Shares

In the event that a Trust establishes one or more additional series with respect to which it desires to have Ultimus render services under the terms hereof, it shall so notify Ultimus in writing. The filing of a Registration Statement with the U.S. Securities and Exchange Commission under Rule 485(a) adding the series will constitute such notice. Ultimus shall have thirty (30) days from the date of receipt of such notice to provide the Trust with written objection to the additional series becoming a Fund hereunder. If Ultimus makes no such objection or fails to deliver such objection to the Trust within the allotted thirty (30) days, such additional series shall automatically become a Fund hereunder as of the date specified in the Trust’s notice.

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10.Standard of Care; Limits of Liability; Indemnification

10.1.Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. In performing all of its duties and obligations hereunder, Ultimus shall use the reasonable care and diligence that a professional service provider would observe in these affairs. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.Limits of Liability

A.Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of any Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of such Trust for certain purposes);

(2)any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third- parties;

(3)any error, action or omission by any Trust or other past or current service provider; and

(4)any failure to properly register any Fund’s shares in accordance with the Securities Act or any state blue sky laws.

B.Ultimus may apply to any Trust at any time for instructions and may, with prior approval of the Trust, consult with counsel for the Trust or any Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.A copy of each Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) is on file with the Secretary of State (or equivalent authority) of the state in which the Trust is organized, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not

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binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund, as applicable), for the satisfaction of such obligations.

D.Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of any Trust or any Fund, any Trust’s or any Fund’s investment adviser or any of the Trust’s or Fund’s other service providers until receipt of written notice thereof from the Trust or Fund (as applicable) or when such change is or should be clearly known by Ultimus personnel as a result of their attendance at Trust board meetings. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.The Board has and retains sole responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its responsibility for overseeing such compliance.

F.To the maximum extent permitted by law, the Trusts agree to limit Ultimus’ liability for the Trusts’ Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 18- month period or the actual time period this Agreement has been in effect if less than 18 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties (including, without limitation, any investment adviser to the Funds) for use in delivering Ultimus’ Services to the Trusts or the Funds, and Ultimus shall have no duty to independently verify and confirm the accuracy of third- party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.Indemnification

A.Ultimus on one hand and each of the Trusts and the Funds on the other (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”)

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arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.Notwithstanding the foregoing provisions, the Trusts and the Funds shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall notify the Indemnifying Party of such assertion and keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.The provisions of this Section 10 shall survive termination of this Agreement.

11.Force Majeure.

No party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.

12.Representations and Warranties

12.1.Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized

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regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.Representations of Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)It has in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the availability, security, confidentiality and integrity of, and to prevent unauthorized access to or use of, any and all books, records and information related to each Trust.

12.3.Representations of the Trusts. Each Trust represents and warrants with respect to itself and the Funds that are its series, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of any Fund will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act, has been declared or becomes effective and all required state securities law filings have been made.

(B)It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Trust, the Fund, the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.

(C)The Trust’s Agreement and Declaration of Trust, Bylaws, registration statement and each Fund’s organizational documents, and prospectus are true and accurate and will remain

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true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)Each of the employees of Ultimus that serves or has served at any time as an officer of the Trust, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust regarding indemnification of its officers. The Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(E)Any officer of the Trust shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.Insurance

13.1.Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.Notice of Termination. A party shall promptly notify the other parties should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.Information Provided by the Trusts

14.1.Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, each Trust will furnish to Ultimus the following:

(A)copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)the Trust’s Bylaws and any amendments thereto;

(C)certified copies of resolutions of the Board covering the approval of this Agreement and authorization of officers of the Trust to execute and deliver this Agreement;

(D)a list of all the trustees, officers, employees or agents of the Trust, together with specimen signatures of those persons who are authorized to instruct Ultimus and the extent to which they are so authorized;

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(E)the Trust’s registration statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the Investment Company Act;

(F)the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(G)the Trust’s current prospectus and statement of additional information for each Fund, which is a series of the Trust;

(H)copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act for each series of the Trust, if applicable;

(I)copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for each Fund, which is a series of the Trust;

(J)copies of the current underwriting agreement for each Fund, which is a series of the Trust;

(K)contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(L)a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the Investment Company Act.

14.2.After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.Compliance with Law

Each Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.Privacy and Confidentiality

16.1.Definition of Confidential Information. The term “Confidential Information” shall mean all information that one party discloses (a “Disclosing Party”) to another party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

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(B)any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately.

The term “Confidential Information” shall not include information, data, knowledge and know- how that as shown by written records (i) is known to the receiving party prior to disclosure to such party, (ii) is in the public domain prior to disclosure to such party, (iii) enters the public domain through no violation of this Agreement after disclosure to such party, (iv) such party receives from a third party not under any obligation of confidentiality to the disclosing party or (v) the receiving party independently develops without reliance on Confidential Information of the other party and/or its affiliates.

16.2.Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trusts. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.Treatment of Confidential Information

(A)Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)Each party further agrees that:

(1)The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible officers, directors, trustees, employees or agents who have a need to know to the extent

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reasonably necessary to carry out its obligations under this Agreement and are under adequate confidentiality agreements or arrangements;

(2)Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law, regulation, court process, or in connection with any regulatory examination or inquiry, or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)The Receiving Party will promptly notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.Press Release

Within the first 60 days following the Agreement Effective Date, the Trusts agree to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trusts’ written consent prior to publication of such release, which consent shall not be unreasonably denied by the Trusts.

18.Non-Exclusivity

The services of Ultimus rendered to the Trusts are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trusts, or persons who are otherwise affiliated persons of the Trusts to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

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20.1.If to the Trusts:

ProShares Trust

Attn: General Counsel

7272 Wisconsin Avenue, 21st Floor Bethesda, MD 20814

Email: GeneralCounsel@ProShares.com

20.2.If to Ultimus:

Ultimus Fund Solutions, LLC Attn: General Counsel

4221 North 203rd Street, Suite 100 Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

21.General Provisions

21.1.Incorporation by Reference. This Agreement and its schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.Conflicts. In the event of any conflict between this Agreement and any Schedules attached hereto, this Agreement shall control.

21.3.Amendments. The parties may only amend, modify, or waive all or part of this Agreement by written amendment or waiver signed by all parties.

21.4.Assignments.

(A)Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by any party except by the specific written consent of the non- assigning parties.

(B)The terms and provisions of this Agreement shall become automatically applicable to any investment company that is successor to any of the Trusts because of reorganization, recapitalization, or change of domicile.

(C)Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent or subsidiary, provided that Ultimus provides the Trusts at least 90 days’ prior written notice.

(D)This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

Ultimus Legal Administration Services Agreement	Page 14 of 16

21.5.Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

21.9.Separate Agreements. Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Trust shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Without limiting the generality of the foregoing, in no event shall Ultimus have recourse, whether by set-off or otherwise, with respect to any amounts owed or any liabilities incurred by a Fund, to or against any assets of any other Fund. It is expressly acknowledged and agreed that the obligations of each Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of such Trust personally, but shall bind only the trust property of the Trust. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis of joining the Funds for any reason. The provisions of this Section 21.9 shall survive termination or expiration of this Agreement

21.10.Separate Obligations. The parties acknowledge that the obligations of each Fund and Trust hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund, or a Trust on behalf of another Fund or Trust, and that each Trust has executed one instrument for convenience only. The provisions of this Section 21.10 shall survive termination or expiration of this Agreement.

Signatures are located on the next page.

Ultimus Legal Administration Services Agreement	Page 15 of 16
The parties duly executed this Agreement as of November 1, 2024.
	ProFunds		Ultimus Fund Solutions, LLC
On behalf of each of its current and future
series
By:	/s/ Todd Johnson	By:	/s/ Gary Tenkman
Name:	Todd Johnson	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer
	ProShares Trust		Access One Trust
	On behalf of each of its current and future		On behalf of each of its future series
series
By:	/s/ Todd Johnson	By:	/s/ Todd Johnson
Name:	Todd Johnson	Name:	Todd Johnson
Title:	President	Title:	President
Ultimus Legal Administration Services Agreement	Page 16 of 16

SCHEDULE A

to the

Legal Administration Services Agreement

Dated as of November 1, 2024

between

Ultimus Fund Solutions, LLC

and

the Trusts listed below

ProFunds

ProShares Trust

Access One Trust

Schedule B

Services

This Schedule B is between Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the state of Ohio (“Ultimus”), and the Trusts (the “Trusts” and each a “Trust”) listed on Schedule A to that certain Legal Administration Services Agreement dated November 1, 2024 by and between Ultimus and the Trusts (the “Legal Administration Services Agreement”) and supplements the Legal Administration Services Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Legal Administration Services Agreement.

With respect to each Trust and the funds series thereto (each a “Fund”, and collectively, the “Funds”), Ultimus shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in each Trust’s respective Registration Statement, the Trust’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1.Administrative

a.Calendaring Functions

i.Prepare and maintain regulatory compliance calendar

ii.Prepare and maintain detailed project calendars for each substantive function

b.Record Retention

i.Maintain all Corporate Secretarial records in an easily accessible electronic format

ii.Maintain Fund-related policies and procedures library in an easily accessible electronic format

iii.Maintain Regulatory records in an easily accessible electronic format

c.Quarterly Self-Evaluation

i.Prepare and complete a quarterly assessment of the quality of the services provided

2.Corporate Secretarial

a.Board Meetings

i.Coordinate the preparation, review, production and distribution of Board materials using an easily accessible electronic format

ii.Make available appropriate individuals to serve as Assistant Secretary (in a ministerial or administrative capacity)

iii.Attend all board meetings

iv.Prepare, coordinate the review of, and in consultation with legal counsel, finalize:

1.Any board meeting minutes

2.Any routine board memos

3.All board agendas and notices

4.All resolutions

5.Any secretary certificates

6.Any other materials as agreed from time to time

v.In consultation with legal counsel, coordinate and finalize materials related to the annual contract renewals

b.Trustee and Officer Questionnaire

Schedule B	Page 1 of 4

i.Prepare, coordinate the review of, and distribute the annual Trustee and Officer Questionnaire

ii.Coordinate answers for inclusion in any regulatory documents

c.Trustee Compensation – Coordinate compensation information for inclusion in any regulatory documents

d.Governance Documents – Prepare, in consultation with legal counsel,

coordinate the review of, and finalize any governance documents and amendments

e.Contracts – Prepare, in consultation with legal counsel, coordinate the review of, and following the Board’s approval, facilitate the execution of all contracts and amendments between the investment advisers to the Funds and the Funds, and maintain all records of such contracts and amendments.

f.Regulatory Exam/Inquiries – Prepare, in consultation with legal counsel, responses to routine regulatory exams, and support/coordinate responses by legal counsel to other types of regulatory exams and inquiries

3.Regulatory

a.Registration Statements

i.Prepare, coordinate the review of, and file with the SEC:

1.Annual updates to each Fund’s Registration Statement

2.Supplements to the registration statement for each Fund

3.Responses to comments provided by the SEC to filings made by the Funds

ii.Coordinate the web posting and printing of each Fund’s Registration Statement, any supplements, and any related materials pursuant to each Trust’s guidelines

iii.In consultation with legal counsel, prepare, coordinate the review of, and file with the SEC amendments to each Trust’s Registration Statement related to registering new series of the Trust

b.Securities Exchange Listing – Prepare in consultation with the Trust’s legal counsel, coordinate the review of, and file any forms required to be submitted by a Fund to its listing exchange

c.Shareholder Reports – Prepare, coordinate the review of, and provide regulatory information required to be including in any shareholder report (e.g., approval of advisory contract and reports on shareholder voting results)

d.Proxy Voting – Prepare and file the Funds’ proxy voting records on Form N- PX

e.D&O Insurance and Fidelity Bond – Prepare, coordinate the review of, and file the appropriate notices when approved by the Board

f.Policies and Procedures – Coordinate with legal counsel the preparation and review of any policies and procedures required by the Chief Compliance Officer in connection with the services described in this Appendix.

Additional Regulatory Services

Ultimus may provide such other similar services with respect to a Trust or a Fund as may be reasonably requested by a Trust, such as assistance with information statements, Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided. For the purposes of this paragraph, both parties agree that reasonable industry standards for production would be applied to any special work agreed upon.

Schedule B	Page 2 of 4

Tax Matters

Ultimus does not provide tax advice. Nothing in the Legal Administration Services Agreement or this Schedule shall be construed or have the effect of rendering tax advice. It is important that each Trust/Fund consult a professional tax advisor regarding its individual tax situation.

Legal Representation

Notwithstanding any provision of the Legal Administration Services Agreement or this Schedule to the contrary, Ultimus will not provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in- house attorneys on a best efforts basis.

Signatures are located on the next page.

Schedule B	Page 3 of 4
The parties duly executed this Schedule B as of November 1, 2024.
	ProFunds		Ultimus Fund Solutions, LLC
On behalf of each of its current
and future series
By:	/s/ Todd Johnson	By:	/s/ Gary Tenkman
Name:	Todd Johnson	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer
	ProShares Trust		Access One Trust
	On behalf of each of its current		On behalf of each of its future series
and future series
By:	/s/ Todd Johnson	By:	/s/ Todd Johnson
Name:	Todd Johnson	Name:	Todd Johnson
Title:	President	Title:	President
Schedule B	Page 4 of 4

Legal Administration Fee Letter

This Legal Administration Fee Letter is between Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the state of Ohio (“Ultimus”), and the Trusts (the “Trusts” and each a “Trust”) listed on Schedule A to that certain Legal Administration Services Agreement dated November 1, 2024 by and between Ultimus and the Trusts (the “Legal Administration Services Agreement”) and supplements the Legal Administration Services Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Legal Administration Services Agreement.

1.Fees [REDACTED]

2.Reimbursable Expenses [REDACTED]

3.Term

3.1.Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Legal Administration Services Agreement’s Initial Term (the “Initial Term”).

3.2.Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus or the Trusts gives written notice of termination at least 270 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.Termination. Ultimus or a Trust may terminate the Legal Administration Services Agreement entirely or on behalf of the Trust or any one or more of its Funds as set forth in the Legal Administration Services Agreement. Additionally, if the number of Funds increases above 299 or decreases below 200 and the parties are unable to reach agreement on an adjustment to the Complex Base Fee, Ultimus or a Trust may terminate the Legal Administration Services Agreement entirely. Any such termination shall be treated as a termination of this Fee Letter with respect to each Trust or Fund as to which the termination applies, in which case the subject Trust/Fund shall be responsible for payment of any amounts required to be paid under the Legal Administration Services Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4.Early Termination. Any Early Termination under the Legal Administration Services Agreement shall subject the subject Trust(s)/Fund(s) to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.Deconversion. [REDACTED]

Legal Administration Fee Letter	Page 1 of 3
_

3.6.Liquidation. [REDACTED]

3.7.Restructuring. [REDACTED]

4.Fee Increases [REDACTED]

5.Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

Legal Administration Fee Letter	Page 2 of 3
_

The parties duly executed this Legal Administration Fee Letter dated as of November 1, 2024.

	ProFunds		Ultimus Fund Solutions, LLC
On behalf of each of its current
and future series
By:	/s/ Todd Johnson	By:	/s/ Gary Tenkman
Name:	Todd Johnson	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer
	ProShares Trust		Access One Trust
	On behalf of each of its current		On behalf of each of its future series
and future series
By:	/s/ Todd Johnson	By:	/s/ Todd Johnson
Name:	Todd Johnson	Name:	Todd Johnson
Title:	President	Title:	President
Legal Administration Fee Letter	Page 3 of 3
_